MANATT                                            Manatt, Phelps & Phillips, LLP
manatt|phelps|phillips

November 27, 2001


BrightCube, Inc.
240 Center Street
El Segundo, CA 90245

     Re:    BrightCube,  Inc.,  Inc. - Registration  Statement  on Form SB-2 for
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            Offering an Aggregate of 8,023,333 Shares of Common Stock
            ---------------------------------------------------------


Gentlemen:

     We have acted as counsel to BrightCube, Inc., a Nevada-chartered corporation (the "Company") in connection with the Registration Statement on Form SB-2 to be filed on or about November 27, 2001 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering an aggregate of 8,023,333 shares of the Company's common stock, $0.001 par value per share (the "Shares"), to be sold by certain selling security holders named in the Registration Statement (the "Selling Security Holders").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

     We have reviewed the Company's chartering documents, the corporate proceedings taken by the Company in connection with the Company's issuance of the Shares and warrants to purchase Shares and registration of the Shares for the benefit of Selling Security Holders and originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

     Based upon the foregoing review, we are of the opinion that the outstanding Shares are, and the Shares to be issued following payment pursuant to the terms of warrants will be, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


      1001 Page Mill Road, Building 2, Palo Alto, California 94304 - 1006
                    Telephone: 650.812.1300   Fax: 650.213.0260

          Los Angeles | Mexico City | Monterrey | Orange | Palo Alto |
                         Sacramento  |  Washington, D.C.


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MANATT
manatt|phelps|Phillips


November 27, 2001
Page 2


     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                           Very truly yours,

                                           /s/  Manatt, Phelps & Phillips, LLP

                                           Manatt, Phelps & Phillips, LLP


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